Exhibit 99.1

BRT REALTY TRUST REPORTS
THIRD QUARTER 2013 RESULTS

● Revenue Increases $6.4 million, or 114.3%, Over 2012 Third Quarter

● FFO Increases $0.07 per share Over 2012 Third Quarter

● Acquires Four Multi-Family Properties

● Sells Interest in Joint Venture After Quarter for Estimated $5.4 Million Gain

Great Neck, New York – August 8, 2013 – BRT REALTY TRUST (NYSE:BRT), a real estate investment trust that originates and holds for investment short-term senior mortgage loans secured by commercial and multi-family properties, participates as an equity investor in joint ventures which own and operate multi-family properties and owns other real estate assets, today announced operating results for the three months ended June 30, 2013.

Jeffrey A. Gould, President and Chief Executive Officer stated: “We continue to pursue our strategy of growing our multi-family property portfolio and in the third quarter of 2013, we participated in joint ventures that acquired four multi-family properties with a total of 840 units. We believe that these acquisitions will be accretive to our cash flow and net income.”

Third Quarter Operating Results:

Total revenues for the three months ended June 30, 2013 were approximately $12 million, an increase of $6.4 million, or 114.3%, from $5.6 million for the corresponding quarter in the prior year.  The increase is due primarily to rental revenue from nine multi-family properties acquired since late June 2012.

Total expenses for the three months ended June 30, 2013 were approximately $12.8 million compared to $6.8 million in the quarter ended June 30, 2012.  Contributing to the change were increases of $2.9 million in real estate operating expenses, $1.7 million of interest expense and $750,000 of depreciation and amortization expense.  A significant portion of these increases are due to the nine multi-family properties acquired.

Net income attributable to common shareholders was $521,000, or $0.04 per share, in the current quarter, compared to a net loss of $142,000, or ($0.01) per share, in the corresponding prior year period.  Net income in the current period includes $509,000, or $0.04 per share, and in the corresponding period of the prior year includes $302,000, or $0.02 per share,  of income from discontinued operations.

Third Quarter-Funds from Operations:

Funds from Operations (“FFO”) was $1.9 million, or $0.13 per share, in the third quarter of 2013 compared to $803,000, or $0.06 per share, in the third quarter of 2012.  A description and reconciliation of non-GAAP financial measures to GAAP financial measures is presented later in this release.

Balance Sheet:

At June 30, 2013, the Trust had $24.4 million of cash and cash equivalents, total assets of $501.8 million, total debt of $314.8 million and total equity of $154.1 million.

Acquisitions:

During the current quarter, the Trust acquired, with joint venture partners, four multi-family properties with an aggregate of 840 units.  The aggregate contract purchase price for these properties was $71.4 million, including related mortgage debt of $54.4 million.  The Trust contributed $16.9 million of equity towards these investments.

Subsequent Events:

On July 31, 2013, the Trust sold substantially all of its interest in a joint venture that holds a leasehold interest in a property in midtown New York City.  The Trust estimates that the gain from this sale, which will be recognized in the fourth quarter, will be approximately $5.4 million.

Non-GAAP Financial Measures:

BRT discloses funds from operations (“FFO”) because it believes that FFO is a widely recognized and appropriate measure of the performance of an equity REIT.  BRT believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of equity REITs, many of which present FFO when reporting their results. FFO is intended to exclude historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared period over period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

BRT has determined FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is described by NAREIT as net income (or loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of property, plus depreciation and amortization, plus impairment write-downs of depreciable real estate, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of BRT’s operating performance or as an alternative to cash flow as a measure of liquidity.

Forward Looking Statements:

Certain information contained herein is forward looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  BRT intends such forward looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions.  Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions or variations thereof.  Forward looking statements, including statements with respect to BRT’s loan origination and property ownership and operating activities, involve known and unknown risks, uncertainties and other factors, which, in some cases, are beyond BRT’s control and could materially affect actual results, performance or achievements.  Investors are cautioned not to place undue reliance on any forward-looking statements and to carefully review the section entitled “Item 1A. - Risk Factors” in BRT’s Annual Report on Form 10-K for the year ended September 30, 2012.

About BRT Realty Trust:

Additional financial and descriptive information on BRT, its operations and its portfolio, is available at BRT’s website at: www.BRTRealty.com.  Interested parties are encouraged to review the Form 10-Q for the quarter ended June 30, 2013 to be filed with the Securities and Exchange Commission for additional information.

Contact:  David W. Kalish
BRT REALTY TRUST
60 Cutter Mill Road
Suite 303
Great Neck, New York 11021
Telephone (516) 466-3100
Telecopier (516) 466-3132
www.BRTRealty.com

BRT REALTY TRUST AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenues:
Rental and other revenue from real estate properties	$8,250	$2,668	$20,756	$4,455
Interest and fees on real estate loans	2,921	2,562	7,766	7,016
Recovery of previously provided allowance	600	9	1,022	19
Other income	267	316	891	906
Total revenues	12,038	5,555	30,435	12,396

Expenses:
Interest expense	3,127	1,416	8,734	2,758
Advisors fee, related party	497	333	1,314	777
General and administrative expenses	1,943	1,734	5,527	5,414
Property acquisition costs	767	471	1,805	2,264
Operating expenses relating to real estate properties	4,595	1,733	11,158	3,478
Depreciation and amortization	1,832	1,077	4,737	1,441
Total expenses	12,761	6,764	33,275	16,132

Total revenues less total expenses	(723)	(1,209)	(2,840)	(3,736)

Equity in earnings (loss) of unconsolidated ventures	54	20	183	(95)
Gain on sale of available-for-sale securities	-	96	482	420
Gain on sale of loan	-	-	-	3,192
Loss from continuing operations	(669)	(1,093)	(2,175)	(219)

Discontinued operations:
Gain on sale of real estate assets	509	302	509	792
Discontinued operations	509	302	509	792

Net (loss) income	(160)	(791)	(1,666)	573

Plus: net loss attributable to non-controlling interests	681	649	1,893	2,131

Net income (loss) attributable to common shareholders	$521	$(142)	$227	$2,704

Basic and diltued per share amounts attributable to common shareholders:

Income (loss) from continuing operations	$0.00	$(0.03)	$(0.02)	$0.13
Discontinued operations	0.04	0.02	0.04	0.06
Basic and diluted income (loss) per share	$0.04	$(0.01)	$0.02	$0.19

Amounts attributable to BRT Realty Trust:
Income (loss) from continuing operations	$12	$(444)	$(282)	$1,912
Discontinued operations	509	302	509	792
Net income (loss)	$521	$(142)	$227	$2,704

Weighted average number of common shares outstanding:
Basic and diluted	14,162,887	14,056,357	14,128,398	14,029,364

Note 1:
Funds from operations is summarized in the following table:
Net income (loss) attributable to common shareholders	$521	$(142)	$227	$2,704
Add: depreciation of properties	1,827	1,074	4,727	1,430
Add: our share of depreciation in unconsolidated joint ventures	10	157	30	237
Add: amortization of capitalized leasing expenses	13	16	39	48
Deduct: net gain on sales of real estate	(509)	(302)	(509)	(792)
Funds from operations	$1,862	$803	$4,514	$3,627

Note 2:
Funds from operations per share is summarized in the following table:
Net income (loss) attributable to common shareholders	$0.04	$(0.01)	$0.02	$0.19
Add: depreciation of properties	0.13	0.08	0.33	0.10
Add: our share of depreciation in unconsolidated joint ventures	-	0.01	-	0.02
Add: amortization of capitalized leasing expenses	-	-	-	-
Deduct: net gain on sales of real estate	(0.04)	(0.02)	(0.04)	(0.06)
Funds from operations per common share basic and diluted	$0.13	$0.06	$0.31	$0.25